Exhibit 99.2

3rd Quarter – 2007

Good morning. Welcome to KMG America’s third quarter 2007 conference call. I have with me this morning Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our Form 10-K for 2006, our Form 10-Qs for the first and second quarters of 2007 and in the Form 10-Q for third quarter 2007 that we will file with the Securities and Exchange Commission later this week. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

As we have previously announced, on September 7, 2007, KMG America signed a definitive agreement to be acquired by Humana Inc. This action was consistent with our disclosure on May 7, 2007, that as a result of AM Best assigning a negative outlook to our A- rating, KMG America intended to seek a strategic alternative in order to secure our rating. I will update the status of the Humana transaction in a minute.

Our 3rd quarter operating results were impacted by a number of items, including expenses related to the Humana transaction, executive management’s voluntary cancellation of their stock options , and an increase in long-term care claims in the quarter. Sales growth slowed as a result of our decision to focus sales away from stop loss products. The announcement to seek a strategic partner created uncertainty in the brokerage market that also contributed to lower sales. All of these factors are believed to be temporary in nature. Indeed, we have seen renewed interest in KMG America in the benefits marketplace as a result of the pending Humana acquisition.

The announcement of the Humana transaction has been very well received overall by our customers, the brokerage community, our sales organizations and our KMG America associates. We have eliminated uncertainty within KMG America and generated a lot of energy in the marketplace. We are also encouraged by the enthusiasm our future associates at Humana have shown regarding KMG America.

The acquisition is subject to approval by our shareholders, certain regulatory clearances and other closing conditions. We are making very good progress towards satisfying all closing conditions. On October 8, we announced that the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted an early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Humana has filed a Form A with South Carolina’s Department of Insurance seeking approval of the transaction and has responded to the Department’s follow-up questions. We do not yet have approval from the Insurance Department but do not anticipate difficulties obtaining it. Also, November 16, 2007 has been set as the date for the special meeting of our shareholders to vote on the transaction. Proxy materials have been mailed to shareholders of record as of October 12, 2007. The transaction is expected to close the last day of the month in which all closing conditions are met. That could be as soon as November 30, 2007.

We have begun initial integration planning with Humana. The merits of the transaction for KMG America’s shareholders, our customers, brokers and associates are obvious. And the fit with Humana appears to be excellent. Humana clearly understands the opportunity in the marketplace of having KMG America in its family of companies. KMG America will benefit not only from Humana’s strong brand but also from the expanded product offerings available to us as a result of this affiliation. Having KMG America’s products available to Humana’s distribution systems should also benefit the combined companies. We hope and expect to be a positive contributor to Humana’s continued success in the future.

Scott will now comment on the quarter.

Good morning.

Today we reported a net loss of 2 cents per share for the third quarter compared to income of 3 cents per share in the second quarter of this year and income of 9 cents in the third quarter last year.

The primary reason for the earnings under-performance this quarter compared to last quarter is higher long term care claims in our Senior segment. Claims experience has been very good during the prior three quarters, and this quarter incurred claims were up as a result of both frequency and, to a lesser extent, severity, as there was a somewhat higher proportion of nursing home vs. home health care claims in both continuing and new claims on September 30 compared to June 30. There has been quarter-to-quarter volatility in long term care claims over the last three years, and we do not believe this quarter to be a beginning of an adverse trend. That monthly claims fell in both August and again in September from a high point in July would seem to support this conclusion. I would also point out that the ratio of actual incurred claims to expected – or pricing – incurred claims was 78% for the nine month period ending September 30 this year, which compares favorably to the 83% actual-to-expected ratio for all of 2005, and is up only slightly from the 72% for all of 2006. So in spite of the third quarter uptick in incurred claims, long term care claims for the year as a whole and for the last three years are still very favorable compared to claim rates anticipated in the premium structure.

There were two non-recurring offsetting items this quarter related to the pending transaction. First, we had about $1.1 million of transaction-related expenses this quarter for such things as outside counsel and investment banking services related to preparing the merger agreement and shareholder proxy statement, among other similar activities. Transaction costs booked in the prior quarters this year were not significant in comparison. These costs were offset by a comparable amount of one-time benefit as a result of the cancellation of executive stock options at the end of the third quarter, and the related reversal of 10 quarters of option expensing.

There were a few other factors I will also mention. Investment income was favorable this quarter as a result of growth in invested assets and a small improvement in the portfolio yield. Operating expenses, which exclude commissions and DAC plus VOBA amortization, and exclude the above-mentioned transaction-related costs and the stock option expense reversal, were also favorable compared to last quarter. A decline in earned premiums offset these favorable earnings factors, reflecting the continuing gradual runoff of the legacy closed blocks, the slow down of sales this summer and early fall as a result of the uncertainties caused by our strategic review, and the aggressive renewal rate actions we took on stop loss cases renewing on July 1 which resulted in some lapsation.

Now I’ll turn the discussion back to Ken for the Q&A session.

CLOSING

Thank you for joining us this morning. We will of course continue to provide status update as warranted. Good day.